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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
      OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
       REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES ACT OF 1934.

                        Commission File Number 333-21411
                                               ---------

                               ROSE HILLS COMPANY
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             (Exact name of registrant as specified in its charter)

3888 South Workman Mill Road, Whittier, California 90601      (562) 692-1212
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    91/2% Senior Subordinated Notes due 2004
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        |X|                Rule 12g-3(b)(1)(i)        |_|
Rule 12g-4(a)(1)(ii)       |_|                Rule 12g-3(b)(1)(ii)       |_|
Rule 12g-4(a)(2)(i)        |_|                Rule 12g-3(b)(2)(i)        |_|
Rule 12g-4(a)(2)(ii)       |_|                Rule 12g-3(b)(2)(ii)       |_|
                                              Rule 15d-6                 |_|

         Approximate number of holders of record as of the certification or notice date: 0

         Pursuant to the requirements of the Securities Exchange Act of 1934, Rose Hills Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   ROSE HILLS COMPANY


Date: September 30, 2003           By:  /s/ Mary C. Guzman
                                         ------------------------------------
                                         Name:  Mary C. Guzman
                                         Title:  Vice President and Chief
                                                 Financial Officer, Secretary
                                                 and Treasurer